Exhibit 24.3

POWER OF ATTORNEY

I, the undersigned director of First Data Corporation, hereby constitute and appoint Charles T. Fote and Michael T. Whealy and each of them singly, my true and lawful attorneys, with full power to them and each of them singly, to sign for me in my name in the capacity indicated below, all post-effective amendments to the Registration Statement on Form S-4 (No. 333-105432), including any registration statement or filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all things in my name and on my behalf in such capacity to enable First Data Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Date: December 19, 2003	/s/ Jack M. Greenberg
Jack M. Greenberg
Director